Exhibit 99.1

Contact: Joe Schierhorn, Chief Financial Officer and Chief Operating Officer
     (907) 261-3308

NEWS RELEASE

Northrim BanCorp Earns $2.7 Million, or $0.40 Per Diluted Share, in 1Q14;
Completes Acquisition of Alaska Pacific Bancshares, Inc.

ANCHORAGE, Alaska - April 22, 2014 -- Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today reported net profits of $2.7 million, or $0.40 per diluted share, for the first quarter of 2014, consistent with earnings in both the fourth and first quarters of 2013. A 6% increase in portfolio loans as compared to the first quarter of the prior year helped to generate a 6% increase in net interest income year-over-year that was offset by a 13% decrease in non-interest income and a 6% increase in other operating expenses over the same period a year ago.

“On the first day of this month, we completed the acquisition of Alaska Pacific Bancshares, Inc. ("Alaska Pacific") in a stock and cash transaction valued at $14.61 million, expanding our franchise into Juneau, Ketchikan and Sitka and bringing a strong contingent of Alaskan bankers to our team,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp. We now have 15 branch locations that serve 75% of Alaska’s population. We are delighted to welcome the customers and employees of Alaska Pacific to Northrim and look forward to a long and prosperous relationship.”

“Our launch of Enroll Alaska, a division of Northrim Benefits Group, gained momentum in the first quarter adding enrollees and establishing a new brand for Northrim throughout the state. In the first quarter of 2014, the number of people enrolled grew to more than 2,200 Alaskans from 800 at the end of 2013. Open enrollment ended on April 1, 2014, but we are still able to enroll Native Alaskans and individuals who have experienced changes in their family circumstances until open enrollment commences again in November,” said Joseph Beedle, Northrim Bank’s President. “Our investment in Enroll Alaska is helping to further establish Northrim Benefits Group as a leading employee benefits agency in the state, and should contribute increasing revenues in the second quarter of this year.”

Financial Highlights (at or for the periods ended March 31, 2014, compared to December 31, 2013, and March 31, 2013)

•	Diluted earnings per share were $0.40 in the first quarter of 2014, as compared to $0.40 per share in the fourth quarter of 2013 and $0.41 per share in the first quarter a year ago.

•
Total revenues, which include net interest income plus other operating income, were $14.0 million in the first quarter of 2014, a 2% decrease from total revenues of $14.3 million for the fourth quarter ending December 31, 2013 and a 2% increase from total revenues of $13.7 million in the first quarter a year ago.

•	Net interest income was $11.2 million in the first quarter of 2014, compared to $11.5 million in the fourth quarter ended December 31, 2013 and $10.4 million in the first quarter a year ago.

•
Other operating income, which includes revenues from Residential Mortgage, LLC, our mortgage affiliate, and other financial services affiliates, service charges, and electronic banking, were 19.6% of total revenues in the first quarter of 2014 as compared to 19.6% for the quarter ended December 31, 2013 and 22.9% in the first quarter a year ago.

1Transaction value includes $13.9 million in cash and stock paid by Northrim and $717,000 in proceeds from the exercise of Alaska Pacific warrants.

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

•
Northrim paid a quarterly cash dividend of $0.17 per share in March of 2014, up 13% from the $0.15 per share dividend paid a year ago. The dividend provides a yield of approximately 2.7% at current market share prices.

•	Tangible book value[2] grew 6% to $21.11 per share at March 31, 2014, compared to $19.96 per share a year ago and grew 1% compared to $21.20 at December 31, 2013.

•
Nonperforming assets were $4.4 million, or 0.37% of total assets at March 31, 2014, compared to $4.2 million, or 0.35% of total assets at December 31, 2013 and $8.9 million, or 0.77% of total assets a year ago.

•	Average portfolio loans were $770.3 million for the first quarter of 2014, a 1% increase from the fourth quarter of 2013 and an 8% increase from a year ago.

•	The allowance for loan losses was 2.10% of total portfolio loans at March 31, 2014, compared to 2.11% at the end of the fourth quarter of 2013 and 2.31% a year ago.

•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at March 31, 2014 of 15.75%, compared to 15.35% at the end of 2013 and 15.07% a year ago.

•	Tangible common equity to tangible assets[3] was 11.54% at March 31, 2014, compared to 11.30% at December 31, 2013, and 11.37% a year ago.

Alaska Economic Update

According to The Associated General Contractors (AGC) of Alaska "2014 Alaska Construction Spending Forecast" released in February 2014, “construction spending is expected to be $9.2 billion, up 18% from 2013. The oil and gas sector is expected to account for nearly half of the total with $4.3 billion. This is over $1 billion higher than the total for oil and gas last year. Private spending, excluding oil and gas will be about $2 billion, which is slightly higher than 2013, which was $1.9 billion. Public spending will also increase from 2013. It is expected to be $2.9 billion, up from $2.7 billion last year.”

In his April 7, 2014 article published in the Anchorage Daily News, Alaskan independent writer Tim Bradner notes that “last year the Legislature passed changes to the state's petroleum tax in Senate Bill 21, and the (oil) companies are now hustling-thanks to new, lower taxes, they say.”

Brander continues, “I believe we might soon bend the curve on our production decline. Instead of production dropping 6%, the long-term trend, we might see a 1% decline this year , and if we are lucky, no decline next year. However, voters could repeal the oil tax change in the referendum on the primary election ballot in August. Reinstituting the former oil tax would slow a lot of the new activity, I believe.”

“With oil contributing over 90% of our state budget revenues and underpinning one-third of Alaska’s economy, we are pleased to see new exploration and development projects under way,” said Langland. “We believe the 2013 oil tax legislation is vitally important to the future of Alaska and hope the referendum to repeal this bill will go down to defeat in August.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab. Information from our website is not incorporated into, and does not form a part of, this press release.

2Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. See the last page of this release for a reconciliation to shareholders’ equity.
3Tangible common equity to tangible assets is a non-GAAP measure defined as total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. See the last page of this release for more information on this non-GAAP measure.

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, were $14.0 million in the first quarter of 2014, down 2% from $14.3 million in the fourth quarter of 2013 and up 2% from $13.7 million in the first quarter of 2013. In the first quarter of 2014, net interest income declined 2% to $11.2 million, compared to $11.5 million in the immediate prior quarter and was up 6% from $10.6 million in the first quarter of 2013. A decrease in earnings from Residential Mortgage, LLC. due to lower mortgage origination volume combined with lower purchased receivable revenue was partially offset by an increase in employee benefit plan income in the first quarter of 2014 as Northrim Benefits Group began recognizing revenue related to the Enroll Alaska participants.

“Our net interest margin improved in the first quarter of 2014 and decreased slightly from a year ago,” said Joe Schierhorn, CFO and COO. “With average loan balances up 8% year-over-year and our deposit base continuing to be concentrated in home-grown retail and business accounts, our margin continues to be at the high range of our peers. We expect to continue to see pressure on loan yields, however, as customers refinance into today’s lower yield environment.” In the first quarter of 2014, Northrim’s net interest margin (NIM) was 4.28%, up from 4.24% in the preceding quarter and down 4 basis point from 4.32% in the first quarter a year ago.

Provision for Loan Losses

“Due to the low level of our net loan charge-offs and a decrease in our nonperforming loans, we did not book a provision for loan losses in both the first quarter of 2014 or the fourth quarter of 2013 and only booked a $150,000 provision for loan losses in the first quarter of 2013,” said Schierhorn. The allowance for loan losses was 2.10% of portfolio loans at March 31, 2014 compared to 2.11% at the end of 2013 and 2.31% a year ago.

Other Operating Income

Northrim has interests in a number of complementary businesses that provide financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgage origination and wealth management. In the first quarter of 2014, total other operating income was down 2% to $2.7 million from $2.8 million in the preceding quarter and down 13% from $3.1 million in the first quarter of 2013. “A reduction in earnings from our mortgage affiliate, Residential Mortgage, and a lower contribution from purchased receivables income contributed to the decrease in operating income,” said Schierhorn.

Earnings from Residential Mortgage decreased 218% to a loss of $131,000 in the first quarter of 2014 as compared to income of $111,000 in the fourth quarter of 2013 and decreased 154% as compared to income of $242,000 in the first quarter of 2013. The decrease in earnings from Residential Mortgage compared to both periods was a result of lower mortgage origination volume in the first quarter of 2014.

Purchased receivable income was down 16% to $481,000 in the first quarter of 2014 as compared to income of $570,000 in the fourth quarter of 2013, reflecting the 38% decline in balances during this period due to customer pay downs on their balances in the first quarter of 2014. “We are working to rebuild these balances. In the meantime, we are pleased with the solid contribution this funding program provides to our income,” said Beedle.

Employee benefit plan income contributed $876,000 to first quarter 2014 revenues, compared to $599,000 in the preceding quarter and $569,000 in the first quarter of 2013 due to revenue contributions from Enroll Alaska and increased revenue from Northrim Benefits Group’s existing book of business. Approximately half of the increase in employee benefit plan income in the first quarter of 2014 is from revenue contributions from Enroll Alaska, and Northrim expects that Enroll Alaska revenues will increase in future quarters.

In the first quarter of this year, service charges were $476,000, down from $503,000 in the preceding quarter and $525,000 in the first quarter a year ago. In the first quarter of 2014, electronic banking income contributed

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

$500,000 to other operating income, a decrease of 8% from the fourth quarter of 2013 and 1% lower from the first quarter of 2013. Gain on sale of securities contributed $97,000 to revenues in the first quarter of 2014, compared to $15,000 in the fourth quarter of 2013 and $218,000 in the first quarter a year ago.

Other income was $435,000 for the first quarter of 2014, compared to $460,000 in the fourth quarter of 2013 and $379,000 in the first quarter of 2013. “While we will not start generating lease income from our headquarters office building that is currently undergoing renovation until later in the year, income from our wealth management subsidiaries is growing and providing increasing contributions to other income,” said Beedle.

Other Operating Expenses

Overhead costs declined 4% to $10.3 million in the first quarter of 2014, as compared to $10.7 million in the fourth quarter of 2013, reflecting lower salary and benefit costs, and gains from the sale of other real estate owned which offset the costs associated with the Alaska Pacific merger. In the first quarter a year ago overhead costs were $9.7 million. First quarter 2014 compensation costs decreased 7% to $5.9 million from $6.4 million in the fourth quarter of 2013, and increased 3% from the first quarter a year ago. The increase in compensation costs in the first quarter of 2014 as compared to the first quarter of 2013 was caused in part by compensation costs associated with the start-up of the Enroll Alaska Division of Northrim Benefits Group and an increase in Northrim Bank compensation costs.

Balance Sheet Review

Northrim’s assets increased 5% to $1.20 billion at March 31, 2014, compared to $1.15 billion a year ago and decreased 1% from $1.22 from December 31, 2013.

Investment securities totaled $236.2 million at March 31, 2014, compared to $252.8 million at December 31, 2013 and $226.2 million a year ago. At March 31, 2014, the investment portfolio was comprised of 63% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 9% Alaskan municipality, utility, or state agency securities, 22% corporate securities, 5% U.S. treasury securities, and 1% stock in the Federal Home Loan Bank of Seattle. At March 31, 2014, the average estimated duration of the investment portfolio was two years. The investment portfolio generated an average net tax equivalent yield of 1.39% for the first quarter of 2014.

Portfolio loans grew 6% to $763.1 million at March 31, 2014, as compared to $721.6 million a year ago and decreased 1% as compared to $770.0 million at December 31, 2013. Growth in commercial real estate and construction loans contributed to a majority of the increase to the portfolio in the first quarter of 2014 as compared to a year ago. Average portfolio loan balances increased 1% in the quarter and 8% during the past twelve months to $770.3 million.

“Loan totals decreased slightly in the first quarter of this year as compared to year-end 2013, due to lower seasonal demand and payoffs of commercial and commercial real estate loans,” Beedle noted. “We have a strong pipeline of loans in process that we expect to provide loan growth in future quarters,” said Beedle. Commercial loans were down 2% in the quarter ended March 31, 2014, but grew 2% year-over-year to $294.0 million and accounted for 39% of portfolio loans at March 31, 2014, compared to $300.3 million three months earlier and $289.4 million a year ago. Commercial real estate loans, of which 21% are owner occupied, totaled $374.4 million and accounted for 49% of portfolio loans at March 31, 2014, compared to a total of $376.4 million at December 31, 2013, and $347.9 million at March 31, 2013. Construction and land development loans increased 2% in the quarter and 21% year-over year to $64.0 million and accounted for 8% of portfolio loans at March 31, 2014, compared to $62.8 million at December 31, 2013 and $52.8 million at March 31, 2013.

Loans held for sale increased to $14.3 million at the end of the first quarter of 2014, from $11.3 million at December 31, 2013 and up from $11.5 million a year ago. The average balance for the quarter for loans held for

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

sale fell to $6.6 million at March 31, 2014, compared to $8.6 million at December 31, 2013 and $6.7 million a year ago, primarily reflecting the overall decline in the mortgage refinance market. Northrim purchases these loans from its mortgage affiliate and sells them into the secondary market on pre-arranged commitments.

The mix of deposits continued to show growth in core deposits and a decrease in time deposits. Balances in transaction accounts at March 31, 2014, represented 91.4% of total deposits, up from 90.3% a year ago. At March 31, 2014, total deposits were $997.8 million, up 4% from $954.9 million a year ago and down 1% compared to $1.004 billion at December 31, 2013.

At March 31, 2014, noninterest-bearing demand deposits increased 3% from a year ago, and interest-bearing demand deposits declined 1% over the same period. At the end of the first quarter of 2014, money market and savings account balances were up 13% and 7%, respectively, from year-ago levels, while the Alaska CD (a flexible certificate of deposit program) balances increased 10% year-over-year. Time deposit balances at March 31, 2014, fell 7% compared to March 31, 2013. At March 31, 2014, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 14%, savings deposits were 10%, money market balances accounted for 20%, the Alaska CD accounted for 11%, and time certificates were 9% of total deposits.

Shareholders’ equity increased 6% to $145.9 million, or $22.32 per share, at March 31, 2014, compared to $138.1 million, or $21.20 per share, a year ago. At December 31, 2013, shareholders’ equity was $144.3 million, or $22.07 per share. Tangible book value per share was $21.11 at March 31, 2014, compared to $19.96 per share a year ago and $20.86 per share at December 31, 2013. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.75% at March 31, 2014.

Asset Quality

The ratio of nonperforming assets ("NPAs") to total assets was 0.37% at March 31, 2014, an increase from 0.35% three months earlier and down from 0.77% a year ago. NPAs were $4.4 million at March 31, 2014, compared to $4.2 million in the preceding quarter and $8.9 million a year ago.

Nonperforming loans ("NPLs") decreased to 0.13% of portfolio loans from 0.24% in the preceding quarter and 0.61% a year ago. NPLs decreased to $1.0 million at March 31, 2014, as compared to $1.8 million at December 31, 2013 and $4.4 million a year ago. Other real estate owned (OREO) was $3.4 million at the end of the first quarter of 2014, compared to $2.4 million in the preceding quarter and $4.5 million at the end of the first quarter of 2013.

Loans measured for impairment totaled $6.0 million at March 31, 2014, compared to $8.8 million at December 31, 2013, and $11.6 million in the first quarter a year ago.

At March 31, 2014, there were no restructured loans included in nonaccrual loans, as compared to $1.3 million at December 31, 2013, and $3.3 million at March 31, 2013. At March 31, 2014, Northrim held $4.8 million in performing restructured loans that were not included in nonaccrual loans, as compared to $6.6 million at December 31, 2013, and $6.6 million at March 31, 2013. “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Schierhorn. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 1605% at March 31, 2014, compared to 897% three months earlier, and 378% a year ago. The allowance for loan losses decreased to $16.0 million at March 31, 2014, compared to $16.3 million at the end of the preceding quarter and $16.6 million a year ago.

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com
Forward-Looking Statement

This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; our ability to implement our marketing and growth strategies; our expected cost savings, synergies, and other financial benefits from the recently completed merger of Northrim with Alaska Pacific might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2014	2013	% Change	2013	% Change
Interest Income:
Interest and fees on loans	$10,871	$11,258	-3%	$10,342	5%
Interest on portfolio investments	753	702	7%	688	9%
Interest on deposits in banks	49	58	-16%	62	-21%
Total interest income	11,673	12,018	-3%	11,092	5%
Interest Expense:
Interest expense on deposits	286	295	-3%	338	-15%
Interest expense on borrowings	154	202	-24%	192	-20%
Total interest expense	440	497	-11%	530	-17%
Net interest income	11,233	11,521	-2%	10,562	6%

Provision for loan losses	—	—	—%	150	-100%
Net interest income after provision for loan losses	11,233	11,521	-2%	10,412	8%

Other Operating Income:
Employee benefit plan income	876	599	46%	569	54%
Electronic banking income	500	544	-8%	504	-1%
Purchased receivable income	481	570	-16%	702	-31%
Service charges on deposit accounts	476	503	-5%	525	-9%
Gain on sale of securities	97	15	547%	218	-56%
Equity in earnings (loss) from RML	(131)	111	-218%	242	-154%
Other income	435	460	-5%	379	15%
Total other operating income	2,734	2,802	-2%	3,139	-13%

Other Operating Expense:
Salaries and other personnel expense	5,920	6,367	-7%	5,735	3%
Occupancy expense	877	867	1%	888	-1%
Professional and outside services	724	624	16%	349	107%
Marketing expense	614	488	26%	447	37%
Equipment expense	298	339	-12%	278	7%
Insurance expense	185	211	-12%	144	28%
Intangible asset amortization expense	52	53	-2%	58	-10%
Reserve for (recovery from) purchased receivables	(37)	131	-128%	84	-144%
OREO (income) expense, net rental income and gains on sale	(238)	(48)	396%	(6)	NM
Other operating expense	1,914	1,670	15%	1,720	11%
Total other operating expense	10,309	10,702	-4%	9,697	6%

Income before provision for income taxes	3,658	3,621	1%	3,854	-5%
Provision for income taxes	955	1,042	-8%	1,090	-12%
Net income	2,703	2,579	5%	2,764	-2%
Less: Net income (loss) attributable to the noncontrolling interest	45	(102)	144%	90	-50%
Net income attributable to Northrim BanCorp	$2,658	$2,681	-1%	$2,674	-1%

Basic EPS	$0.41	$0.41	—%	$0.41	—%
Diluted EPS	$0.40	$0.40	—%	$0.41	-2%
Average basic shares	6,537,652	6,531,762	—%	6,512,455	—%
Average diluted shares	6,629,330	6,630,352	—%	6,590,807	1%

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2014	2013	% Change	2013	% Change

Assets:
Cash and due from banks	$33,116	$33,112	—%	$28,648	16%
Interest bearing deposits in other banks	75,725	65,979	15%	73,879	2%
Portfolio investments	236,242	252,792	-7%	226,157	4%

Loans:
Loans held for sale	14,328	11,301	27%	11,454	25%
Portfolio loans
Commercial loans	293,999	300,338	-2%	289,389	2%
Commercial real estate	374,443	376,398	-1%	347,857	8%
Construction loans	64,023	62,760	2%	52,795	21%
Consumer loans	34,411	34,541	—%	35,029	-2%
Unearned loan fees, net	(3,811)	(4,021)	-5%	(3,461)	10%
Total portfolio loans	763,065	770,016	-1%	721,609	6%
Total loans	777,393	781,317	-1%	733,063	6%
Allowance for loan losses	(16,032)	(16,282)	-2%	(16,641)	-4%
Net loans	761,361	765,035	—%	716,422	6%
Purchased receivables, net	9,900	16,025	-38%	18,683	-47%
Other real estate owned, net	3,443	2,402	43%	4,516	-24%
Premises and equipment, net	27,794	28,324	-2%	27,912	—%
Goodwill and intangible assets	7,889	7,942	-1%	8,111	-3%
Other assets	48,104	43,395	11%	46,830	3%
Total assets	$1,203,574	$1,215,006	-1%	$1,151,158	5%

Liabilities:
Demand deposits	$355,043	$363,969	-2%	$344,012	3%
Interest-bearing demand	142,981	143,703	-1%	144,683	-1%
Savings deposits	99,034	94,518	5%	92,227	7%
Alaska CDs	112,531	112,702	—%	102,584	10%
Money market deposits	202,678	202,606	—%	179,138	13%
Time deposits	85,490	86,225	-1%	92,269	-7%
Total deposits	997,757	1,003,723	-1%	954,913	4%
Securities sold under repurchase agreements	19,886	21,143	-6%	13,411	48%
Other borrowings	2,197	6,527	-66%	6,675	-67%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	19,246	20,737	-7%	19,497	-1%
Total liabilities	1,057,644	1,070,688	-1%	1,013,054	4%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	145,793	144,151	1%	138,025	6%
Noncontrolling interest	137	167	-18%	79	73%
Total shareholders' equity	145,930	144,318	1%	138,104	6%
Total liabilities and shareholders' equity	$1,203,574	$1,215,006	-1%	$1,151,158	5%

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2014	2013	2013
Asset Quality:
Nonaccrual loans	$999	$1,815	$4,292
Loans 90 days past due	—	—	112
Total nonperforming loans	999	1,815	4,404
Other real estate owned	3,443	2,402	4,516
Total nonperforming assets	$4,442	$4,217	$8,920
Performing restructured loans	$4,778	$6,635	$6,582
Nonperforming loans / portfolio loans	0.13%	0.24%	0.61%
Nonperforming assets / total assets	0.37%	0.35%	0.77%
Allowance for loan losses / portfolio loans	2.10%	2.11%	2.31%
Allowance for loan losses / nonperforming loans	1,605%	897%	378%
Gross loan charge-offs for the quarter	$329	$427	$14
Gross loan (recoveries) for the quarter	($79)	($181)	($96)
Net loan charge-offs (recoveries) for the quarter	$250	$246	($82)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.03%	0.03%	(0.01)%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.13%	(0.07)%	(0.05)%

Capital Data (At quarter end):
Book value per share	$22.32	$22.07	$21.20
Tangible book value per share[1]	$21.11	$20.86	$19.96
Tangible Common Equity/Tangible Assets[2]	11.54%	11.30%	11.37%
Tier 1 Capital / Risk Adjusted Assets	15.75%	15.35%	15.07%
Total Capital / Risk Adjusted Assets	17.01%	16.61%	16.32%
Tier 1 Capital / Average Assets	13.42%	13.06%	13.41%
Shares outstanding	6,537,652	6,537,652	6,513,096
Unrealized gain on AFS securities, net of income taxes	$668	$669	$1,328

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[3]	4.28%	4.24%	4.32%
Efficiency ratio[4]	73.44%	74.35%	70.35%
Return on average assets	0.91%	0.89%	0.97%
Return on average equity	7.38%	7.36%	7.86%

Northrim Reports First Quarter Profits of $2.7 Million
April 22, 2014

Average Balances
(Dollars in thousands)
(Unaudited)
	March 31,	December 31,	Three Month	March 31,	One Year
	2014	2013	% Change	2013	% Change

Average Quarter Balances
Loans held for sale	$6,604	$8,642	-24%	$6,652	-1%
Portfolio loans	770,278	763,402	1%	710,145	8%
Total loans	776,882	772,044	1%	716,797	8%

Total earning assets	1,078,325	1,090,757	-1%	1,004,804	7%
Total assets	1,179,885	1,199,006	-2%	1,114,376	6%

Noninterest-bearing deposits	336,234	360,562	-7%	320,385	5%
Interest-bearing deposits	635,261	626,675	1%	603,273	5%
Total deposits	971,495	987,237	-2%	923,658	5%

Shareholders' equity	146,146	144,481	1%	137,893	6%

[1] Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.
	Book value per share	Tangible book value per share
Northrim BanCorp shareholder's equity	$145,930	$145,930
Less: goodwill and intangible assets	N/A	(7,889)
	$145,930	$138,041
Divided by shares outstanding	6,538	6,538
	$22.32	$21.11

[2] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 12.12% at March 31, 2014 as compared to 11.88% at December 31, 2013 and
12.00% at March 31, 2013.

[3] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of
41.11% in both 2014 and 2013.

[4] The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

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Note Transmitted on GlobeNewswire on April 22, 2014, at 12:00 pm Alaska Standard Time.